Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Full Circle Capital Corporation

We have audited the senior securities table included in the accompanying registration statement on Form N-2 of Full Circle Capital Corporation (the “Company”) as of June 30, 2011. The senior securities table is the responsibility of the Company’s management. Our responsibility is to express an opinion on the senior securities table based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the senior securities table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall senior securities table presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above present fairly, in all material respects, the senior securities, as defined in Section 18 of the Investment Company Act of 1940, of Full Circle Capital Corporation as of June 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein Kass

Roseland, New Jersey

March 23, 2012